Exhibit 23.7

Collins Barrow Edmonton LLP
2380 Commerce Place
10155 – 102 Street N.W.
Edmonton, Alberta
T5J 4G8 Canada

T. 780.428.1522
F. 780.425.8189

www.collinsbarrow.com

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in the Registration Statement on Form S-1A of ATD Corporation of our report dated June 20, 2014, except with respect to Note 12 (footnotes (a) and (c)) which the date is August 18, 2014, relating to the financial statements of Extreme Wheel Distributors Ltd. as of and for the two years ended February 28, 2014 and February 28, 2013 which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Collins Barrow Edmonton LLP

Chartered Accountants

November 19, 2014

This office is independently owned and operated by Collins Barrow Edmonton LLP The Collins Barrow trademarks are used under License.